EXHIBIT 99.1

On July 5, 2002 the Board of Directors of Union Bankshares, Inc. (AMEX -
UNB) declared a quarterly dividend on its common stock of $.28 per share payable July 18, 2002 to shareholders of record July 15, 2002.